Exhibit 99.1

News from Xerox

Public Relations Office:	FOR IMMEDIATE RELEASE

800 Long Ridge Road

Stamford, CT 06904

203-968-4644

XEROX SETTLES PATENT INFRINGEMENT CASE WITH PALM

STAMFORD, Conn., June 28, 2006– Xerox Corporation (NYSE: XRX) and Palm, Inc. have settled the patent infringement lawsuit that Xerox filed nine years ago.

In April 1997, Xerox sued a predecessor to Palm, Inc., claiming that the handwriting-recognition technology marketed as Graffiti® and formerly used in Palm OS® handheld devices infringed a Xerox patent known as Unistrokes®, received on Jan. 21, 1997.

Xerox said that the settlement serves to avoid further costs and distractions from the protracted legal appeals.

Under the settlement, Palm will pay Xerox $22.5 million, which includes licensing fees for Unistrokes and two other patents. The agreement also calls for “patent peace,” a seven-year mutual covenant not to sue within mutually agreed fields of use.

Net proceeds of the agreement will be substantially offset in Xerox’s second-quarter net income by costs related to the expected settlement of other legal matters.

Xerox is not updating or reaffirming its previously issued earnings guidance.

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Media Contacts:

Christa Carone, Xerox Corporation, 203-968-4644, christa.carone@xerox.com

Bill McKee, Xerox Corporation, 585-423-4476, bill.mckee@xerox.com

NOTE TO EDITORS: This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current beliefs and expectations, and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to the outcome of litigation and regulatory proceedings to which we may be a party; actions of competitors; changes and developments affecting our industry; quarterly or cyclical variations in financial results; development of new products and services; interest rates and cost of borrowing; our ability to maintain and improve cost efficiency of operations; changes in foreign currency exchange rates; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the foreign countries in which we do business; reliance on third

Xerox Settles Palm Lawsuit/ 2

parties for manufacturing of products and provision of services; and other risks that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” section and other sections of our 2005 Form 10-K and first-quarter 2006 Form 10-Q filed with the SEC. Additional information concerning these and other factors is included in the company’s 2005 Form 10-K and first-quarter 2006 Form 10-Q filed with the SEC. The company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

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